CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Investment House Funds and to the use of our report dated September 26, 2014 on the financial statements and financial highlights of The Investment House Growth Fund, a series of shares of The Investment House Funds. Such financial statements and financial highlights appear in the July 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
November 26, 2014